Exhibit 16.1

April 25, 2002

Office of the Chief Accountant
Securities Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the first four paragraphs of Item 4 contained in the Current Report on Form 8-K/A, signed on April 25, 2002, of Crown Media Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,
/s/ Arthur Andersen LLP
Arthur Andersen LLP

Cc:	William J. Aliber Executive Vice President and Chief Financial Officer Crown Media Holdings, Inc.